Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2022, with respect to the consolidated financial statements and financial statement schedule II – Valuation and Qualifying Accounts of Aspen Aerogels, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Hartford, Connecticut

February 28, 2022